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AMD Communications
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Suresh Bhaskaran
AMD Investor Relations
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AMD Announces CFO Transition

— AMD Chief Financial Officer Devinder Kumar retiring and former Marvell CFO Jean Hu to join AMD as executive vice president and CFO —

SANTA CLARA, Calif. — Jan. 11, 2023 — AMD (NASDAQ: AMD) today announced that chief financial officer and treasurer Devinder Kumar will be retiring from the company and that Jean Hu will join on January 23 as executive vice president and chief financial officer. Kumar will remain at AMD through April 2023 to ensure a smooth transition.
“I want to thank Devinder for his many contributions to AMD. He has been an outstanding CFO and partner whose leadership was instrumental in creating the financial foundation that enabled our significant revenue growth and success in recent years,” said AMD Chair and CEO Lisa Su. “At the same time, I am very excited to welcome Jean to AMD. She is an excellent addition to our leadership team given her deep experience across the semiconductor industry and strong track record of financial leadership.”
“I am incredibly honored to have worked almost four decades at AMD and proud of what both the company and the global CFO organization have accomplished,” said Kumar. “I am lucky to have dedicated my career to help shape the company into the industry leader it is today.”
“I have long admired AMD and I am thrilled to join the company during such an exciting time of growth and diversification,” said Hu. “I look forward to partnering with the leadership team and leading the finance organization as we build on the company’s successful operating model and drive long-term shareholder returns.”
Hu joins AMD from Marvell, where she served as chief financial officer since 2016 and was responsible for all aspects of financial planning, accounting, reporting, treasury, tax and investor relations. She has more than 20 years of experience in financial leadership roles in semiconductor companies including Qlogic and Conexant. She earned a B.S. in chemical engineering from Beijing University of Chemical Technology and holds a Ph.D. in economics from Claremont Graduate University.

AMD Q4’22 and Financial Year 2022 Earnings Conference Call
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) on January 31, 2023 to discuss its fiscal fourth quarter and financial year 2022 financial results. Interested parties are invited to listen to the webcast of the conference call via AMD’s Investor Relations website ir.amd.com.

About AMD
For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, LinkedIn and Twitter pages.

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